Exhibit 3.1

AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
BREITBURN ENERGY PARTNERS L.P.

This Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), dated as of June 17, 2008 (this “Amendment”), is made and entered into by BreitBurn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”) and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership. Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2006 (the “LP Agreement”).

W I T N E S S E T H

WHEREAS, the Partnership is a Delaware limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C.§ 17-101, et seq., and is currently governed by the LP Agreement;

WHEREAS, immediately prior to the effectiveness of this Amendment, the Partnership has acquired 100% of the outstanding limited liability company interests in BreitBurn Management Company, LLC (“BreitBurn Management”);

WHEREAS, immediately prior to the effectiveness of this Amendment, BreitBurn Management distributed and assigned 100% of the limited liability company interests in the General Partner to the Partnership;

WHEREAS, simultaneously with the effectiveness of this Amendment, the General Partner Interest is ceasing to be an economic interest in the Partnership; however, BreitBurn GP, LLC is continuing to be the general partner of the Partnership;

WHEREAS, the General Partner desires to amend the LP Agreement as set forth herein pursuant to and in accordance with Section 13.1 of the LP Agreement; and

WHEREAS, this Amendment is intended to provide Limited Partners with a meaningful right to vote in the election of directors of the General Partner; however, for the avoidance of doubt, this Amendment is not intended to change in any manner the requirement, as set forth in Section 13.2 of the LP Agreement, that amendments to the LP Agreement may be proposed only by the General Partner.

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

I.	AMENDMENTS.

The LP Agreement is amended as follows:

1. Section 1.1 of the LP Agreement is hereby amended by inserting thereto the following new definition in the appropriate alphabetical order that reads as follows:

““Directors” shall mean the members of the Board of Directors.”

2. The definition of the term “General Partner Interest” set forth in Section 1.1 of the LP Agreement is hereby amended in its entirety to read as follows:

““General Partner Interest” means the management interest of the General Partner in the Partnership in its capacity as a general partner. The General Partner Interest does not have any rights to ownership, profit or any rights to receive distributions from operations or the liquidation of the Partnership. For the avoidance of doubt, it is hereby confirmed that upon the effectiveness of Amendment No. 1 hereto, BreitBurn GP, LLC continues as the general partner of the Partnership without holding any economic interest in the Partnership and the business of the Partnership is continued without dissolution.”

3. The definition of the term “General Partner Unit” in Section 1.1 of the LP Agreement is hereby deleted in its entirety.

4. The definition of the term “Percentage Interest” in Section 1.1 of the LP Agreement is hereby amended in its entirety to read as follows:

““Percentage Interest” means as of any date of determination (a) as to any Unitholder or Assignee with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of outstanding Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.”

5. Section 5.2(c) of the LP Agreement is hereby deleted in its entirety.

6. Section 5.7 of the LP Agreement is hereby amended in its entirety to read as follows:

“Section 5.7 Limited Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.”

7. Section 13.4 of the LP Agreement is hereby amended by designating the first paragraph thereof as subsection “(a)” and by inserting a new subsection (b) thereof that reads as follows:

“(b) (i) An annual meeting of the Limited Partners holding Units for the election of Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Units shall be held in July of each year beginning in 2009 or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) The Limited Partners holding Units shall vote together as a single class for the election of Directors to the Board of Directors. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors of the General Partner who are nominated in accordance with the provisions of this Section 13.4(b). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii)  Solely with respect to the election of Directors to the Board of Directors, (A) the General Partner and the Partnership shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Unitholders, and (B) if at any time any Person or Group beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, then all Partnership Securities owned by such Person or Group in excess of 20% of the Outstanding Partnership Securities of the applicable class shall not be voted, and in each case, the foregoing Units shall not be counted when calculating the required votes for such matter and shall not be deemed to be Outstanding for purposes of determining a quorum for such meeting pursuant to Section 13.9 (but such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement). Notwithstanding the foregoing sentence, the Board of Directors of the General Partner may, by action specifically referencing votes for the election of Directors under this Section 13.4(b), determine that the limitation set forth in clause (B) of the preceding sentence shall not apply to a specific Person or Group.

(iv) The number of Directors that shall constitute the whole Board of Directors of the General Partner shall not be less than five and not more than nine as shall be established from time to time by a resolution adopted by a majority of the Directors. The Board of Directors shall be divided into three classes, Class I, Class II, and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class I and if the fraction is two-thirds, one of the extra directors shall be a member of Class I and the other shall be a member of Class II. Each Director shall serve for a term ending as provided herein; provided, however, that the Directors designated in the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “General Partner Agreement”) to Class I shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2009, the Directors designated in the General Partner Agreement to Class II shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2010, and the Directors designated in the General Partner Agreement to Class III shall serve for an initial term that expires at the annual meeting of Limited Partners held in 2011. At each succeeding annual meeting of Limited Partners beginning with the annual meeting held in 2009, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term.

(v) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting of the Limited Partners of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to death, resignation or removal from office. Any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors) may only be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

(vi) (A) (1) Nominations of persons for election to the Board of Directors of the General Partner may be made at an annual meeting of the Limited Partners only (a) pursuant to the General Partner’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any committee thereof or (c) by any Limited Partner who was a Record Holder at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 13.4(b)(vi).

(2) For any nominations brought before an annual meeting by a Limited Partner pursuant to clause (c) of paragraph (A)(1) of this Section 13.4(b)(vi), the Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Limited Partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2009 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be July 30, 2009. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above. Such Limited Partner’s notice shall set forth: (a) as to each person whom the Limited Partner proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to the Limited Partner giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partner, as they appear on the Partnership’s books and records, and of such beneficial owner, (ii) the class or series and number of Units which are owned beneficially and of record by such Limited Partner and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Limited Partner and such beneficial owner, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Units) that has been entered into as of the date of the Limited Partner’s notice by, or on behalf of, such Limited Partner and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Unit price changes for, or increase or decrease the voting power of, such Limited Partner and such beneficial owner, with respect to Units, (v) a representation that the Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the Limited Partner or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Outstanding Units required to elect the nominee and/or (b) otherwise to solicit proxies from Limited Partners in support of such nomination. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the General Partner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13.4(b)(vi) to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the General Partner is increased effective at the annual meeting and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner’s notice required by this Section 13.4(b)(vi) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B) Nominations of persons for election to the Board of Directors may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors or the Limited Partners pursuant to Section 13.4(a) hereof has determined that Directors shall be elected at such meeting, by any Limited Partner who is a Record Holder at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the General Partner, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 13.4(b)(vi). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner’s notice required by paragraph (A)(2) of this Section 13.4(b)(vi) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above.

(C) (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(b)(vi) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(b)(vi) (including whether the Limited Partner or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner’s nominee in compliance with such Limited Partner’s representation as required by clause (A)(2)(b)(vi) of this Section 13.4(b)(vi)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(b)(vi), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(b)(vi), unless otherwise required by law, if the Limited Partner (or a qualified representative of the Limited Partner) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(b)(vi), to be considered a qualified representative of the Limited Partner, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2) For purposes of this Section 13.4(b)(vi), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 13.4(b)(vi), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(b)(vi); provided however, that any references in this Agreement to the Securities Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(b)(vi) (including paragraphs A(1)(c) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 13.4(b)(vi) shall be the exclusive means for a Limited Partner to make nominations.

(vii) This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(viii) The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including, without limitation, amending the organizational documents of the General Partner such that at all times the organizational documents of the General Partner shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

(ix) If the General Partner delegates to an existing or newly formed wholly owned Subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.”

8. Section 13.9 of the LP Agreement is hereby amended to replace the word “The” at the beginning of the first sentence thereof with the following:

“Subject to Section 13.4(b), the”.

9. The parenthetical set forth in Section 13.12(a) of the LP Agreement is hereby amended in its entirety to read as follows:

“(and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 13.4(b))”.

II.	MISCELLANEOUS.

1. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2. Full Force and Effect. Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

BREITBURN GP, LLC

By:	/s/ Halbert S. Washburn___
Name: Halbert S. Washburn
Title: Co-Chief Executive Officer

LIMITED PARTNERS:

ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE HEREOF:

By:	BreitBurn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

By: /s/ Halbert S. Washburn
Name: Halbert S. Washburn
Title: Co-Chief Executive Officer